                                                    REGISTRATION NO. [________]

                       SECURITIES AND EXCHANGE COMMISSION
                             ----------------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                        DELPHI INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                               77-0021975
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification No.)


                         3501 Algonquin Road, Suite 500
                        Rolling Meadows, Illinois  60008
                                  (847)506-3100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             ----------------------
           James A. Harsch, Vice President and Chief Financial Officer
                        Delphi Information Systems, Inc.
                         3501 Algonquin Road, Suite 500
                        Rolling Meadows, Illinois  60008
                                  (847)506-3100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------
                          Copies of communications to:
                           W. Brinkley Dickerson, Jr.
                              Schiff Hardin & Waite
                                7200 Sears Tower
                          Chicago, Illinois  60606-6473
                                  (312)876-1000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

- ---------------------------------------------------------------------------------------------------------------------------------
                         Calculation of Registration Fee
 Title of each class of                           Proposed maximum offering    Proposed maximum aggregate
 securities                 Amount to             price per share (1)          offering price (1)             Amount of
 to be registered           be registered                                                                     registation fee
- ---------------------------------------------------------------------------------------------------------------------------------
 Common Stock,
 par value                  28,321,060            15/16                        $26,550,993.75                  $9,155.52
   $.10 per share             shares
- ---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee under Rule 457(c) on the basis of the average of the high and low sale prices reported on NASDAQ on September 24, 1996.

                                     -----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                28,321,060 SHARES

                        DELPHI INFORMATION SYSTEMS, INC.

                                  COMMON STOCK

                            Par Value $.10 Per Share
                                   -----------
     This prospectus relates to the resale by certain stockholders (the "Selling Stockholders") of up to 15,121,060 shares (the "Resale Shares") of Common Stock, par value $.10 per share (the "Common Stock"), which currently are outstanding, up to 12,200,000 shares (the "Redeemable Warrant Shares") of Common Stock issuable on exercise of Redeemable Warrants (the "Redeemable Warrants"), and up to 1,000,000 shares (the "Agent Warrant Shares," and together with the Resale Shares and the Warrant Shares, the "Shares") of Common Stock issuable upon exercise of warrants issued to the Company's placement agent in a private placement (the "Agent Warrant," and together with the Redeemable Warrant, the "Warrants"). Each Redeemable Warrant allows the holder to purchase one share of Common Stock at an exercise price of $1.50 per share. Each Agent Warrant allows the holder to purchase one share of Common Stock at an exercise price of $1.00 per share. The Company will not receive any of the proceeds from the sales of the Resale Shares, but will receive the entire exercise price upon exercise of the Warrants.

     The offering price for sales of Resale Shares will be established by the holders of those Shares as they see fit. The exercise price for the Warrants were established at the time of their issuance.

     The total expenses of this registration (excluding commissions, if any) are estimated at $35,000. The Company will pay all such expenses.

     The Common Stock is traded on the NASDAQ SmallCap Market under the symbol "DLPH." The closing market price of the Common Stock on September __, 1996, was $_____.

     THE SHARES ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CAREFULLY CONSIDER
THE FACTORS SET FORTH UNDER "RISK FACTORS," AS SET FORTH ON PAGES 3 THROUGH 7.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF; HOWEVER, IN THE EVENT OF ANY MATERIAL ADVERSE OR FUNDAMENTAL CHANGE, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED TO REFLECT SUCH CHANGE.

                                -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                                -----------

               The date of this Prospectus is September __, 1996.

                                TABLE OF CONTENTS

                                                                           PAGE


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

COMPANY REPORTS TO SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . 1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . 1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

DETERMINATION OF OFFERING PRICE. . . . . . . . . . . . . . . . . . . . . . . 7

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . 8

RECENT EVENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

TRADEMARKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11




                                        (i)

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual, quarterly and other reports and other information with the Commission. The reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of this material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission in Washington, D.C., a Registration Statement under the Securities Act of 1933 relating to the Shares offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each such instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. Copies of the Registration Statement, together with exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of it or any part thereof may be obtained from that office upon payment of prescribed charges.

                         COMPANY REPORTS TO SHAREHOLDERS

     The Company intends to provide stockholders with quarterly reports, including unaudited financial statements, regarding the status and results of operations of the Company. Annual audited financial statements and proxy statements will be provided within a reasonable time after the Company's fiscal year end. It is the Company's intent to hold annual meetings of shareholders generally within six months following the end of its fiscal year.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (I) the Company's Annual Report on Form 10-K for the fiscal years ended March 31, 1996 and 1995; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996; and (iii) the description of the Common Stock contained in Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendments and reports filed for the purpose of updating that description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents (without exhibits) incorporated by reference into this Prospectus. Requests for such copies should be directed to Delphi Information Systems, Inc., Attention: Corporate Secretary, 3501 Algonquin Road, Suite 500, Rolling Meadows, Illinois 60008, telephone
(847)506-3100.

                               SUMMARY INFORMATION

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                   THE COMPANY

     Delphi is a leading provider of business application software and services for independent property and casualty insurance agencies, brokerages, managing general agents and insurance companies in the United States and Canada. Delphi develops, markets and supports software products that automate the operations of independent agents. The Company also has developed and markets an application system that integrates its application software products with other database products to help its customers manage their information needs.

     In the recent past the Company's management has focused its efforts on restructuring its organization and re-defining its product strategy. The Company's strategy is to expand its product offering from primarily agency automation software products to transaction based outsourcing services. The Company believes that this strategy will reduce the overall cost of producing and marketing insurance products.

     The Company's customer list includes a majority of the largest 100 brokerages and top 200 agencies in the United States and Canada, thereby providing a base for the introduction of new products and services. The Company's software operates on approximately 75,000 workstations and terminals at more than 4,500 customer sites representing approximately two-thirds of all workstations and terminals installed in independent agencies.

     The Company is an IBM Industry Remarketer (IR) and markets systems that operate on the UNIX-based IBM RISC System/6000, IBM AS/400, and SCO UNIX-based microcomputer hardware platforms. The Company also supports earlier versions of its software that operate on Wang and other IBM hardware platforms.

                                  THE OFFERING

Securities Offered .     Up to 15,121,060 Shares of Common Stock held by the
                         Selling Shareholders and up to 13,200,000 Shares of Common Stock issuable upon exercise of Warrants.

Terms of Redeemable

Warrants . . . . . .     Exercisable to purchase Common Stock until April 19,
                         1999, at an exercise price of $1.50 per share.  See
                         "Description of Capital Stock  Redeemable Warrants."

Redemption of
Redeemable Warrants      Redeemable at the option of the Company at a price
                         of $.01 per share of Common Stock at any time subsequent to October 16, 1996, if the closing bid price for the Common Stock is above $2.00 per share for 20 consecutive trading days. See "Description of Securities Redeemable Warrants."

Terms of Agent Warrants  Exercisable to purchase Common Stock until May 1,
                         2000, at an exercise price of $1.00 per share. The Agent Warrants are not redeemable at the option of
                         the Company.    See  Description of Capital Stock -
                         Other Warrants."

Use of Proceeds. . .     The Company will not receive any of the proceeds
                         from the sales of Resale Shares. The Company has not made any decision with respect to the use of the proceeds from sales of Warrant Shares.

RISK FACTORS . . . .     THE SHARES ARE A HIGHLY SPECULATIVE INVESTMENT.  SEE
                         "RISK FACTORS."

                                  RISK FACTORS

     THE SHARES ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS ALL OF THE OTHER MATTERS SET FORTH ELSEWHERE IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES.

     The Company's operations are subject to a number of risks, some of which are summarized below. Accordingly, in addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares:

OPERATING LOSSES AND DECLINING REVENUES

     The Company had an accumulated deficit of $36.9 million as of June 30, 1996. This deficit reflects significant operating losses by the Company over an extended period of time. There can be no assurances that the Company will regain profitability. The Company has experienced losses in each of its last two years and in each quarter of the current fiscal year. The Company attributes these losses primarily to a soft market, or possibly a changed market, for insurance agency automation equipment by reason of the relatively lower profitability of independent agencies during the last three years as compared with earlier periods, industry-wide consolida-tion and customer dissatisfaction with certain products and their concern regarding the Company's financial condition. The Company has taken steps to reduce costs, strengthen its management and improve its product offering so as to be in a position to achieve profitability as market conditions improve, but no assurances can be given that those steps will be successful and help the Company achieve profitability. The Company cannot survive continued operating losses indefinitely, and consequently, may be forced to raise additional funds or further restructure its business. Also, see "Risk Factors--Potential Accounts Receivable Writedown."

DEPENDENCE UPON RAISING ADDITIONAL CAPITAL

     As of June 30, 1996, the Company had a deficiency of approximately $3.9 million in working capital. The Company has not determined when additional financing will be necessary. There can be no assurances, however, that any equity or debt financing required for working capital needs or to repay indebtedness will be available or that, even if available, such financing will be on terms favorable to the Company and its stockholders or will not be dilutive to existing stockholders. See "Risk Factors--Credit Facility."

ACQUISITIONS

     The Company completed one substantial acquisition and three smaller acquisitions during fiscal 1993, completed one substantial acquisition and one smaller acquisition during fiscal 1994 and completed one smaller acquisition during fiscal 1997. These seven acquisitions have not been fully integrated with the Company's other operations and there can be no assurances as to the success of the integration process. As a result, efforts to continue to attempt to integrate these acquisitions may involve significant charges to earnings.

FUTURE ACQUISITIONS

     The Company expects to make future acquisitions of complementary businesses. Acquisitions involve numerous risks, including difficulties in the integration of business operations, accounting and financial systems and product offerings of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and potential loss of key employees of the acquired company. There can be no assurances as to the successfulness of future acquisitions. The Company may be required to obtain new financing for any acquisitions, which could involve the issuance of substantial additional equity or debt. The issuance of additional equity, or debt or other securities convertible into equity, could result in substantial dilution to present investors.

ACCEPTANCE OF OUTSOURCING CONCEPT

     Historically, independent agencies have not outsourced their computer and other processing needs to third parties. A critical component of the Company's strategy and its future profitability is the introduction of substantial outsourcing products that do not currently exist and the acceptance of outsourcing by independent agencies. There can be no assurances that this acceptance will occur.

NEW PRODUCT DEVELOPMENT AND CHANGING BUSINESS STRATEGY

     The industry in which the Company competes is characterized by rapid technological change. The Company's success and profitability will be dependent on its ability to develop a new application system product which is compatible with its existing products as well as its ability to strategically shift its business from selling computer hardware and application software to becoming a provider of outsourced processing services. In addition, the Company continually must develop product enhancements and new products that keep pace with continuing changes in computer hardware and software technology and satisfy the needs of its customers. The Company is developing a new application system, Common Delphi, which is currently in beta testing. To a significant extent, the Company's future operating results will be dependent upon the success of this product. While the Company has identified several of the outsourcing services that it intends to provide, none of these service offerings has been developed or is ready for marketing. There can be no assurances that the Company will be successful in adequately addressing changing technologies, that it can introduce services and products to the marketplace on a timely basis, or that its new services and new or enhanced products will be successful in the marketplace. Any failure to successfully introduce such services and products will materially impact the Company's existing business and its future profitability.

POTENTIAL ACCOUNTS RECEIVABLE WRITEDOWN

     Compared to historical levels, the portion of the Company's accounts receivable that have been outstanding for 120 days or more is high, and as of June 30, 1996 was approximately 28% of the Company's $6.1 million accounts receivable balance. At least a portion of this amount is attributable to customer dissatisfaction with recently introduced software versions, and the Company's ability to collect these accounts receivable will be dependent upon the Company successfully solving the installation and other problems that led to the customer dissatisfac-tion. Should the Company be unable to satisfy these customer concerns, a portion or all of these amounts may have to be written off which would adversely affect future profitability.

POTENTIAL INTANGIBLE ASSET WRITEDOWN

     In connection with the Company's preparation of its audited financial statements for the fiscal year ended March 31, 1996, the Company evaluated the useful lives and recoverability of its goodwill and other intangible assets based on its estimates of the related business segment's sufficiency of operating income and related cash flow over the remaining lives of the intangible assets. Based on this evaluation, the Company reduced the carrying value of these assets by approximately $5.0 million. The Company intends to continually evaluate whether events and circumstances have occurred that indicate the remaining useful life of the intangible assets may warrant revision or that the remaining balance of the intangible assets may not be recoverable. Therefore, factors such as implementing a new business strategy, deciding to substantially modify sales and marketing efforts, and acquiring other businesses could substantially affect the Company's estimates of the sufficiency of operating income and related cash flows associated with its intangible assets. There can be no assurances that factors such as these, occurring at any point in the future, would not require the Company to write down a portion or substantially all of the value of its intangible assets. Also, see "Risk Factors--Market for Common Stock and Listing Requirements."

CREDIT FACILITY

     The Company's line of credit agreement with Silicon Valley Bank, totaling $5 million, expired on June 5, 1996. At March 31, 1996, the Company had borrowed $2,606,000 on its line of credit. The credit agreement required that the Company maintain certain minimum financial ratios. It also restricted certain activities of the Company without the approval of the bank, including the incurrence of senior debt, mergers and acquisitions, and the payment of dividends. The interest rate on the line of credit was prime plus 3.5%. As of the date of expiration, the Company had no borrowings outstanding under the line of credit. The Company is currently in active negotiations to replace the expired line of credit agreement. While the Company expects to be successful in such negotiations, there can be no assurances that this will occur. If the Company is unable to enter into an alternative facility, at some point in the future it may not have sufficient liquidity to maintain continuing operations. See "Risk Factors--Dependence Upon Raising Additional Capital."

VARIABILITY OF QUARTERLY RESULTS

     The Company's revenues fluctuate from quarter to quarter depending upon, among other things, such factors as overall trends in the economy, new product introductions by the Company and by other software vendors, and customer buying patterns. Because the Company typically ships systems within a short period after the orders are received and therefore maintains a relatively small backlog, any weakening in customer demand can have an almost immediate adverse impact on revenues and operating results. Moreover, a substantial portion of the revenues for each quarter is attributable to a limited number of orders and tends to be realized towards the end of the quarter. Thus, even short delays or deferrals of sales near the end of a quarter can cause quarterly revenues to fluctuate substantially. These factors are intrinsic to the Company's industry and business and are likely to continue in the future. As a result, quarter to quarter variations in the Company's business may or may not be suggestive of future results.

THIRD PARTY SOFTWARE DISPUTE

     The Company's SMART line of products utilizes the PFXPLUS software products, developed by and licensed from an Australian company, Powerflex Corporation Pty Ltd. On February 9, 1996 an Australian Federal court held that the DataFlex programming language of Data Access Corporation, a competitor of Powerflex, was both copyrightable and infringed by Powerflex's use in and development of the PFXPLUS products. The Company is not a party in this action. Powerflex indicates it will likely appeal the decision once the Australian court enters final orders. There is uncertainty as to the scope and extent of the orders which will be entered in Australia, and whether and to what extent the orders, decision and underlying issues may ultimately affect the Company's continued rights to use PFXPLUS in the U.S. or elsewhere. The Company is attempting to clarify its position through negotiations, and is reviewing an existing license with Data Access for an earlier version of DataFlex to assess what rights it may provide to the Company as to PFXPLUS. If the orders entered in Australia negatively impact the Company's PFXPLUS license rights or if Data Access is able to establish similar rights in the U.S., and if the Company's existing Data Access license does not cover its PFXPLUS use, the Company could be required to negotiate a new license with Data Access, or to stop using the PFXPLUS products. If that occurs, the Company could have to incur substantial costs, for which recovery under existing indemnification provisions may not be available, in order to redesign its SMART line of products. Sales of SMART products constituted approximately 6% of the Company's sales during the fiscal year ended March 31, 1996.

DEPENDENCE ON INSURANCE INDUSTRY

     Virtually all of the Company's products and services are directed to the property and casualty insurance industry, primarily to independent agencies within that industry. The property and casualty insurance industry has been subject to significant fluctuations in product demand and pricing. This industry currently is viewed as being in a soft market, and it is impossible to predict when conditions will improve. One consequence of a soft market is that the revenues of independent agencies are down and, correspondingly, their ability to purchase new or improved software products is reduced. If this soft market continues, it will most likely negatively affect the Company's revenues and operating profits.

COMPETITION

     The market for automation systems for independent agents is highly competitive and rapidly changing. The Company believes its principal competition stems from independent companies that provide similar systems and from insurance carriers that sponsor the development of automation systems for agents and brokers with whom they have business relationships. The Company's actual and potential competitors generally have substantially greater financial, marketing and technical resources than the Company. Furthermore, competitive pressures could cause the Company's products to lose market acceptance or result in price reductions that would adversely affect the Company's business.

PROPRIETARY RIGHTS

     The Company regards its applications software as proprietary and attempts to protect it with copyrights, trade secret laws and restrictions on disclosure and transferring title. Despite these precautions, it may be possible for third parties to copy aspects of the Company's products or to obtain and use information the Company regards as proprietary without authoriza-tion. Computer software generally is not patented, and existing copyright laws afford only limited practical protection. Any inability to protect or enforce the Company's proprietary rights could have a materially adverse effect on the Company.

DEPENDENCE ON QUALIFIED PERSONNEL

     The Company's success depends on retaining the services of its current management, software and other technical, sales and other personnel and on its ability to continue to attract and retain qualified employees. Competition for such qualified personnel is intense. Although the Company provides incentives to retain its employees, most personnel are employed at will and there can be no assurances that the Company will be able to retain its employees or attract new qualified personnel if required. Several of the Company's senior managers left during the past year, including its chief financial officer and chief executive officer (see "Recent Events"), and it has had to replace most of those managers. The Company's success in the future will be dependent upon the skills of the new managers.

SHARES HELD BY DIRECTORS AND OFFICERS; CHARTER PROVISIONS

     The directors and executive officers of the Company own or control Common Stock or Common Stock equivalents (options, warrants and convertible securities) equal to approximately 22.5% of Common Stock. The voting power represented by those shares might enable the holders to determine whether various proposals submitted to stockholders (including possible proposals to acquire the Company) are adopted or defeated. The views of such holders on the desirability of such proposals might not coincide with those of other stockholders. Certain charter provisions could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock." In addition, the Company's charter eliminates the personal monetary liability of its directors for breach of their duty of care.

MARKET FOR COMMON STOCK AND LISTING REQUIREMENTS

     The Common Stock is traded on the NASDAQ SmallCap Market. Trading volume is relatively small, averaging about 1,000,000 shares per month during fiscal 1996. The lack of a more liquid market may prevent holders of Common Stock from disposing of their shares without depressing the price offered in the market. During a substantial portion of fiscal 1995 the Common Stock was traded on the more active NASDAQ National Market, but was delisted and is now
trading on the smaller NASDAQ SmallCap Market.   There are various
requirements for the maintenance of a NASDAQ SmallCap Market listing, including a minimum capital and surplus of $1 million ($2 million in the event that the shares trade at less than $1.00 per share). The Company's capital and surplus was approximately $5.4 million as of June 30, 1996.

SHARES ELIGIBLE FOR FUTURE SALE

     The Common Stock that potentially may be registered and sold is substantial in relation to the Company's historical trading volume. In addition to the 28,321,060 shares offered hereby, approximately 5,800,000 shares of Common Stock recently have been issued through the conversion of its outstanding shares of preferred stock and convertible notes. Finally, there were outstanding at June 30, 1996, options then exercisable to purchase an aggregate of 439,257 shares of Common Stock at prices below the market price of the Common Stock on the date of this Prospectus. The Company's optionees historically have sold all or a part of their optioned shares promptly after exercise. Currently, the Company believes that there are approximately 10,100,000 shares of Common Stock that are freely tradable without registration under the Act.

DILUTION

     Purchasers of the Warrant Shares offered hereby will experience immediate and substantial dilution in net tangible book value of the Common Stock. Additional dilution could result from future financings or the issuance of stock options. See "Dilution."

NO DIVIDENDS

     No dividends have been paid on the Common Stock of the Company. The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future, and anticipates that profits, if any, received from operations will be devoted to the Company's future operations. Any decision to pay dividends will depend upon the Company's profitability at the time, cash available therefor, and other relevant factors. Investors who anticipate a need for immediate income from their investment should not purchase the Shares offered hereby.

                                   THE COMPANY

      Delphi is a leading provider of business application software and services for indepen-dent property and casualty insurance agencies, brokerages, managing general agents and insurance companies in North America.
 Delphi develops, markets and supports software products that automate the operations of independent agents. The Company also has developed and markets an application system that integrates its application software products with other database products to help its customers manage their information needs.


     For fifteen years Delphi has provided application software solutions to large property and casualty agencies. In 1990, to meet the changing industry dynamics, Delphi began pursuing a strategy of obtaining market share through the acquisition of other application software businesses. As a result of these acquisitions Delphi believes that it has a preeminent market position in the independent property and casualty insurance agency/broker market.

     Delphi's customer list includes a majority of the largest 100 brokerages and top 200 agencies in the United States and Canada, and provides a base for the introduction of new products and services. Delphi's software operates on approximately 75,000 workstations and terminals at more than 4,500 customer sites representing approximately two-thirds of all workstations and terminals installed in independent agencies.

     Delphi Systems, Inc., a California corporation, was founded in 1976. In 1983, the Company was formed and acquired all of the outstanding shares of Delphi Systems, Inc. in an exchange offer. In June 1987, Delphi Systems, Inc. was merged with and into the Company. The Company's executive offices are located at 3501 Algonquin Road, Suite 500, Rolling Meadows, Illinois 60008. Its telephone number is (847) 506-3100.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sales of Resale Shares. The Company has not made any decision with respect to the use of the proceeds from the sales of Warrant Shares (approximately $18.3 million (net of expenses of $50,000) if all Warrants are exercised). In all likelihood, the Company will use the proceeds to fund research and development and investments in complementary businesses and to improve the Company's liquidity. Pending utilization of the net proceeds as specified below, the Company may invest such proceeds in short-term investment grade interest-bearing investments.

                         DETERMINATION OF OFFERING PRICE

     The offering price for sales of Resale Shares will be established by the holders of those shares as they see fit. The exercise price of the Warrants was negotiated between the Company and the placement agent for the Redeemable Warrants on an arms' length basis.

                                    DILUTION

     The Company had negative tangible net book value of approximately $1,825,000 at June 30, 1996. Purchasers of Warrant Shares and in all likelihood purchasers of Resale Shares will suffer immediate and substantial dilution.

                              PLAN OF DISTRIBUTION

     The Resale Shares may be offered for sale at such times, in such manner and at such prices as the Selling Stockholders see fit. The Selling Stockholders consist of:

                            None at the present time.

     The Warrant Shares may be purchased from the Company (a) for $1.50 per share by the holders of the Redeemable Warrants at their election at any time until April 19, 1999, and until that time are subject to redemption, and (b) for $1.00 per share by holders of the Agent Warrants at their election at any time until May 1, 2001. See "Description of Capital stock."

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock"). As of June 30, 1996, the Company had 221 shares of Preferred Stock issued and outstanding.

COMMON STOCK

     Holders of Common Stock of the Company are entitled to one vote for each share held of record. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor and subject to any prior dividend rights of the holders of Preferred Stock. Holders of Common Stock do not have cumulative voting rights in connection with the election of directors. In the event of liquidation, dissolution, or winding up, holders of the Company's Common Stock are entitled to share ratably among themselves in all assets of the Company legally available for distribution. The Common Stock has no preemptive or subscription rights, and there are no conversion or redemption rights with respect to such shares. Each share of Common Stock is fully paid and nonassessable. As of July 31, 1996, there were 29,831,234 shares of Common Stock issued and outstanding.

REDEEMABLE WARRANTS

     As of July 31, 1996, the Company had Redeemable Warrants outstanding to purchase an aggregate of 12,200,000 shares of Common Stock.

     EXERCISE PRICE AND TERMS. Each Redeemable Warrant entitles the registered holder to purchase one share of Common Stock at a price equal to $1.50 per share subject to adjustment in accordance with the anti-dilution and other provisions described below. The registered holder of any Redeemable Warrant may exercise such Redeemable Warrant by surrendering the certificate representing the Redeemable Warrant to the Company at its principal executive offices, with the subscription form attached to the Redeemable Warrant properly completed and executed, together with payment of the exercise price. Each registered holder's Redeemable Warrants may be exercised at any time or from time to time in whole or in part at the applicable exercise price until expiration of the Redeemable Warrants on April 19, 1999.

     REDEMPTION. The Company can redeem the Redeemable Warrants at a redemption price of $.01 per share of Common Stock that is then purchasable at any time subsequent to October 16, 1996, if the closing bid price for the Common Stock is above $2.00 per share for 20 consecutive trading days subsequent to when the Redeemable Warrants first are redeemable.

     ADJUSTMENTS. The exercise price and the number of shares of Common Stock issuable upon the exercise of Redeemable Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or similar capital events affecting the Common Stock. Adjustment would also be made in the event of a merger or statutory stock exchange in order to enable holders of Redeemable Warrants to acquire, upon subsequent exercise, the same securities or property that would have been acquired had the Redeemable Warrants been exercised immediately prior to any such capital event. In the event of any capital event or series of capital events that otherwise would require an increase or change in the kind of securities or property issuable upon exercise of a Redeemable Warrant or a decrease in the exercise price of a Redeemable Warrant, no adjustment shall be made unless and until such increase or decrease, respectively, exceeds 5%.
 No adjustment shall be made for dividends, other than stock dividends, payable on the Common Stock.

     TRANSFER, EXCHANGE AND EXERCISE. The Redeemable Warrants are in registered form and may be presented to the Company for transfer, exchange or exercise at any time on or prior to their expiration dates. After the expiration date, all Redeemable Warrants shall become wholly void and of no value. If the Company is unable to qualify the Warrant Stock for sale in particular states, holders of Redeemable Warrants residing in such states will not be able to exercise their Redeemable Warrants, and will have no choice but to sell their Warrants or allow them to expire. The Company currently does not intend to register the Redeemable Warrants under the Act or any state securities laws. It is unlikely that a market for the Redeemable Warrants will develop or continue.

OTHER WARRANTS

     In connection with the private placement, the Company issued to the placement agent a warrant to purchase at an exercise price of $1.00 per share, 1,000,000 shares of Common Stock. The Agent Warrant expires May 1, 2001. The Agent Warrant is not subject to redemption but otherwise is subject to substantially the same terms and conditions as the Redeemable Warrants.

     The Company has other warrants that currently are outstanding. See footnote 12 to the Company's financial statements for its fiscal year ended March 31, 1996.

SHARES ELIGIBLE FOR FUTURE SALE

     As of July 31, 1996, the Company had outstanding 29,831,234 shares of Common Stock, not including shares of Common Stock issuable upon exercise of the Redeemable Warrants, the Agent Warrant, outstanding options, or other warrants. Of these outstanding shares, approximately 10,100,000 shares of Common Stock are believed to be freely tradable without restriction or further registration under the Act. In addition, approximately 4,600,000 shares are believed to be held by "affiliates" of the Company (as that term is defined in the rules and regulations under the Act). These may be sold only pursuant to a registration under the Act or pursuant to an exemption from registration under the Act, including the exemption provided by Rule 144 adopted under the Act. Approximately 15,100,000 shares of Common Stock are believed to be "restricted securities" as that term is defined in Rule 144 under the Act ("Restricted Securities") and may not be sold unless such sale is registered under the Act, or is made pursuant to an exemption from registration under the Act, including the exemption provided by Rule 144.
All of the restricted securities are being registered for resale pursuant to the registration statement of which this Prospectus is a part.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any Restricted Securities for at least two years (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Securities and Exchange Commission, provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and senior management of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not Restricted Securities, unless such sale is registered under the Act. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned

Restricted Securities for at least three years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

DELAWARE ANTI-TAKEOVER LAWS

     The Company is subject to Section 203 of the Delaware General Corporation Law ("DGCL"), which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

     The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services.

                                  RECENT EVENTS

PRIVATE PLACEMENT OFFERING

     In May 1996, the Company completed a private placement offering providing gross proceeds of $10,700,000 to the Company. Under the terms of the private placement, the Company issued 10,700,000 units (a "Unit") at a price of $1.00 per Unit, each Unit consisting of one share of common stock and a redeemable warrant to purchase one share of common stock at an exercise price of $1.50 per share, subject to certain anti-dilution adjustments. The shares and redeemable warrants comprising the Units are immediately detachable and separately transferable.

PREFERRED STOCK AND NOTE CONVERSION

     In conjunction with the private placement, the Company converted all outstanding shares of Series C Preferred Stock, 16,135 of the 16,356 outstanding shares of Series D Preferred Stock, and all of the outstanding shares of Series E Preferred Stock into 8,697,594 shares of common stock, and all outstanding Subordinated Convertible Notes into 1,500,000 Units.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

     On August 26, 1996, the Company announced the resignation of M. Denis Connaghan, the President and Chief Executive Officer of the Company. He will remain as a Director of the Company and will provide consulting services to the Company in the future. The Company has instituted a search process to fill the position of Chief Executive Officer. The Company has retained the services of Joseph Oddo to advise it during the period that it is seeking a new Chief Executive Officer. Mr. Oddo also was elected as a Director of the Company and Chairman of the Company's Executive Committee.

RESTRUCTURING

     On August 29, 1996, the Company implemented a significant downsizing program. As a part of the downsizing, the Company reduced its work force by one-third. The Company believes that this downsizing will effect a substantial reduction in costs and will assist it in its attempt to achieve profitability.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being registered hereby are being passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.

                                     EXPERTS

     The financial statements of the Company incorporated by reference in this Prospectus to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                   TRADEMARKS

     Certain product names mentioned in this Prospectus are trademarks of other corporations. UNIX is a registered trademark of Unix System Laboratories, Inc. RISC System/6000 and AS/400 are registered trademarks of International Business Machines Corporation. Wang is a registered trademark of Wang Laboratories, Inc. SCO is a registered trademark of The Santa Cruz Operation, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the secondary offering of the Common Stock registered hereby, other than brokerage fees. The Company will bear all of such costs.

     Registration fee under Securities Act of 1933. . . .  $9,155.52

     Blue sky legal fees and expenses . . . . . . . . . .           *
     Legal fees and expenses. . . . . . . . . . . . . . .           *

     Transfer Agent's fees. . . . . . . . . . . . . . . .           *

     Accounting fees. . . . . . . . . . . . . . . . . . .           *
     Miscellaneous. . . . . . . . . . . . . . . . . . . .           *

     Total. . . . . . . . . . . . . . . . . . . . . . . .  $        *


____________________
* To be added by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify its directors, officers, employees and agents against liability arising out of their respective capacities as directors, officers, employees or agents. Article XI of the Company's Certificate of Incorporation provides for the limitation of personal liability of the directors of the Company as follows:

                                   ARTICLE XI

                                     * * * *

          A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (I) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives any improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article becomes effective.

     Article VII of the Company's Bylaws provides that the Company shall indemnify any person who is serving as a director, officer, employee or agent of the Company or of another entity at the request of the Company against judgments, fines, settlements and other expenses incurred in such capacity if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.
 In the event of an action or suit by or in the right of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     The Company has entered into indemnification agreements with its directors that would require the Company, subject to any limitations on the maximum permissible indemnification that may exist at law, to indemnify a director for claims that arise because of his capacity as a director.

ITEM 16.  EXHIBITS.

   4.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1991).

   4.2 Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-14501) effective July 1, 1987).

   4.3 Form of Redeemable Warrant (incorporated by reference to Exhibit 4.12 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996).

     5    Opinion of Schiff Hardin & Waite regarding legality.*

  23.1    Consent of Schiff Hardin & Waite (included in its opinion filed as
          Exhibit 5 hereto).

  23.2    Consent of Arthur Andersen LLP.

    24    Power of Attorney.  See page II-4 of this Registration Statement.


- --------------
*To be filed as an amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (I) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on September 25, 1996.

                                 DELPHI INFORMATION SYSTEMS, INC.


                                 By /s/ James A. Harsch
                                    -----------------------------------
                                    James A. Harsch
                                    Vice President - Administration and
                                    Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints James
A. Harsch and Michael J. Marek and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments), and to file the same (with exhibits and schedules thereto) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Signature                 Title                             Date
      ---------                 -----                             ----
/s/ Yuval Almog
- --------------------  Director, Chairman of the Board        September 25, 1996
    (Yuval Almog)     (Principal Executive  Officer)

/s/ James A. Harsch
- --------------------  Vice President - Administration,       September 25, 1996
  (James A. Harsch)   Chief Financial Officer

/s/ Michael J. Marek
- --------------------  Corporate Controller                   September 25, 1996
 (Michael J. Marek)   (Principal Accounting Officer)

/s/ William Baumel
- --------------------  Director                               September 25, 1996
  (William Baumel)

/s/ Larry G. Gerdes
- --------------------  Director                               September 25, 1996
  (Larry G. Gerdes)

/s/ Joseph Oddo
- --------------------  Director                               September 25, 1996
   (Joseph Oddo)